Exhibit 2.1

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TRIPLEPULSE, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A. D. 2012, AT 4:48 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:50 PM 11/14/2012
FILED 04:48 PM 11/14/2012
CERTIFICATE OF INCORPORATION	SRV 121229244 - 5242196 FILE

OF

TRIPLEPULSE, INC.

FIRST:                 The name of this corporation is TriplePulse, Inc.

SECOND:            Its Registered Office in the State of Delaware is to be located at 1811 Silverside Road, in the City of Wilmington Delaware, County of Newcastle, 19810. The Registered Agent in charge thereof is Vcorp Services, LLC.

THIRD:               The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:           The amount of the total authorized capital stock of this corporation is One Million (1,000,000) shares with a par value of $0.0001 per share.

FIFTH:	The name and mailing address of the incorporator is as follows:

Donald S. Lee
LKP Global Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, CA 90067

SIXTH:	This corporation is to have perpetual existence.

SEVENTH:         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of this corporation.

EIGHTH:             Election of directors need not be by written ballot unless the bylaws of this corporation shall so provide.

NINTH:             To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

TENTH:              The corporation shall, to the fullest extent permitted by applicable law, indemnify any persons made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was a director or officer of the corporation or any predecessor of the corporation, or services or served in any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

TriplePulse, Inc. Certificate of Incorporation

The undersigned, for purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby affirms and acknowledges under penalty of perjury that this Certificate of Incorporation is his act and deed and that the facts herein stated are true.

Dated: November 14, 2012
/s/ Donald S. Lee
Donald S. Lee
Incorporator

TriplePulse, Inc. Certificate of Incorporation

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